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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )*



                           W.W. Capital Corporation
                  -----------------------------------------
                               (Name of Issuer)




                                    Common
                   -----------------------------------------
                        (Title of Class of Securities)




                                 929363-30-7
                   -----------------------------------------
                                (CUSIP Number)





Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP No.  929363-30-7             SCHEDULE 13G                Page 2 of 5 Pages

  (1)     Names of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

                               Jerry R. Bellar
                                 ###-##-####
          ---------------------------------------------------------------------

  (2)     Check the Appropriate Box if a Member of a Group*         (a)   [ X ]
                                                                    (b)   [   ]
          ---------------------------------------------------------------------
  (3)     SEC Use Only

          ---------------------------------------------------------------------

  (4)     Citizenship or Place of Organization

                                United States
          ---------------------------------------------------------------------

                       (5)     Sole Voting Power
  Number of                                                 277,200
   Shares              --------------------------------------------------------
 Beneficially          (6)     Shared Voting Power
  Owned by                                                  N/A
    Each               --------------------------------------------------------
  Reporting            (7)     Sole Dispositive Power
 Person With                                                277,200
                       --------------------------------------------------------
                       (8)     Shared Dispositive Power
                                                            N/A
                       --------------------------------------------------------

  (9)     Aggregate Amount Beneficially Owned by Each Reporting Person

                                   277,200
          ---------------------------------------------------------------------

 (10)     Check if Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                         [   ]
                                N/A
          ---------------------------------------------------------------------
 (11)     Percent of Class Represented by Amount in Row 9

                                     5.01%
          ---------------------------------------------------------------------

 (12)     Type of Reporting Person*

                                      IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
















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                                                                Schedule 13G
                                                                 Page 3 of 5

ITEM 1.

        (A)     NAME OF ISSUER: W W Capital Corporation

        (B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                11990 Grant Street, Suite 400
                                Northglenn, CO  80233

ITEM 2.

        (A)     NAME OF PERSON FILING:  Jerry R. Bellar

        (B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                                209 Louise Avenue
                                Nashville, TN  37203

        (C)     CITIZENSHIP:

                                United States

        (D)     TITLE OF CLASS OF SECURITIES:

                                Common

        (E)     CUSIP NUMBER:

                                929363-30-7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-1 (b), CHECK WHETHER THE PERSON FILING IS A

        (A)     [  ] Broker or Dealer registered under Section 15 of the Act
        (B)     [  ] Bank as defined in section 3(a)(6) of the Act
        (C)     [  ] Insurance Company as defined in section 3(a)(19) of the
                     Act
        (D)     [  ] Investment Company registered under section 8 of the
                     Investment Company Act
        (E)     [  ] Investment Adviser registered under section 203 of the
                     Investment Advisers Act of 1940
        (F)     [  ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment
        (G)     [  ] Parent Holding Company, in accordance with Rule
                     13d-1(b)(ii)(G)
        (H)     [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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                                                                    Schedule 13G
                                                                     Page 4 of 5

ITEM 4.         OWNERSHIP

        (A)     AMOUNT BENEFICIALLY OWNED:         277,200

        (B)     PERCENT OF CLASS:                  5.01%

        (C)     NUMBER OF SHARES TO WHICH SUCH PERSON HAS:

                (i)     sole power to vote or to direct the vote  277,200

                (ii)    shared power to vote or to direct the vote  0

                (iii) sole power to dispose or to direct the disposition of 277,200

                (iv) shared power to dispose or to direct the disposition of 0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
                                     N/A

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON:
                                     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:
                                     N/A

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                                     N/A

ITEM 9.         NOTICE TO DISSOLUTION OF GROUP:
                                     N/A

ITEM 10.        CERTIFICATION:

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the

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                                                                    Schedule 13G
                                                                     Page 5 of 5

                issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            1-25-96
-------------------------------
Date

        /s/ Jerry R. Bellar
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Signature   Jerry R. Bellar


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Name/Title